Exhibit 5.1

June 14, 2021

MicroStrategy Incorporated

1850 Towers Crescent Plaza

Tysons Corner, Virginia 22182

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by MicroStrategy Incorporated, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of class A common stock, par value $0.001 per share of the Company (“Common Stock”), which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an indeterminate aggregate offering price, as set forth in the Registration Statement, the base prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.

We are acting as counsel for the Company in connection with the filing of the Registration Statement. We are also acting as counsel for the Company in connection with the sales agreement prospectus included in the Registration Statement (the “Sale Agreement Prospectus”) relating to the issuance and sale of shares of Common Stock having an aggregate offering price of up to $1,000,000,000 (the “Sale Agreement Shares”) under an Open Market Sale Agreement, dated June 14, 2021, between the Company and Jefferies LLC (the “Sale Agreement”).

We have examined and relied upon signed copies of the Registration Statement to be filed with the Commission, including the exhibits thereto. We have also examined and relied upon the Sale Agreement, the Second Restated Certificate of Incorporation of the Company (as amended or restated from time to time, the “Certificate of Incorporation”), the Amended and Restated By-Laws of the Company (as amended or restated from time to time, the “Bylaws”) and minutes of meetings of the stockholders and the Board of Directors of the Company including duly authorized committees thereof as provided to us by the Company.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents and the completeness and accuracy of the corporate minute books of the Company.

We have relied as to certain matters on information obtained from public officials and officers of the Company, and we have assumed (i) the Registration Statement will be effective and will comply with all applicable laws at the time the Common Stock is offered or issued as contemplated by the Registration Statement; (ii) other than for the Sale Agreement shares, one or more prospectus supplements will have been prepared and filed with the Commission describing the Common Stock offered thereby; (iii) all Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus, the Sale Agreement Prospectus and any applicable prospectus supplement; (iv) other than for the Sale Agreement shares, a definitive purchase, underwriting or similar agreement with respect to any Common Stock offered will be duly authorized, executed and delivered by all parties thereto other than the Company; (v) there will be sufficient shares of Common Stock authorized under the Certificate of Incorporation and not otherwise reserved for issuance; (vi) if issued in certificated form, valid book-entry notations for the issuance of the Common Stock will have been duly made in the share register of the Company; and (vii) at the time of the issuance and sale of the Common Stock, the Company will be validly existing as a corporation and in good standing under the laws of the State of Delaware.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware. We also express no opinion herein with respect to compliance by the Company with the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. We also express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that:

1.    With respect to the shares of Common Stock (other than the Sale Agreement Shares), when (i) specifically authorized for issuance by proper action of the Board of Directors of the Company or an authorized committee thereof (the “Authorizing Resolutions”), (ii) the terms of the issuance and sale of such shares of Common Stock have been duly established in conformity with the Certificate of Incorporation, By-laws and the Authorizing Resolutions, (iii) such shares of Common Stock have been issued and delivered as contemplated by the Registration Statement, the Prospectus and any applicable Prospectus Supplement in accordance with the applicable underwriting or other purchase agreement against payment therefor, and (iv) the Company has received the consideration provided for in the Authorizing Resolutions and the applicable underwriting agreement or other purchase agreement and such consideration per share is not less than the par value per share of the Common Stock, such shares of Common Stock will be validly issued, fully paid and non-assessable.

2.    With respect to the Sale Agreement Shares, such Sales Agreement Shares have been duly authorized for issuance and, when the Sale Agreement Shares have been issued and paid for in accordance with the terms and conditions of the Sale Agreement, the Sale Agreement Shares will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus and in any prospectus supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING

HALE AND DORR LLP

By:	/s/ Thomas S. Ward
Thomas S. Ward, a Partner